Exhibit 99.1

Nemaura Receives Provisional Purchase Order from Middle East Licensee TPMENA

LOUGHBOROUGH, ENGLAND, Oct. 12, 2022 (GLOBE NEWSWIRE) -- Nemaura Medical, Inc. (NASDAQ: NMRD)(“Nemaura” or the “Company”), a medical technology company focused on developing and commercialising noninvasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today announced it has received a provisional purchase order from TPMENA, its MENA (Middle East/North Africa) licensee for the Company’s sugarBEAT® system.

TPMENA issued the provisional purchase order with Nemaura following its regulatory registration submission for sugarBEAT® in the Kingdom of Saudi Arabia (KSA). Registration in KSA is anticipated in the first quarter of 2023. The provisional purchase order is for 17,500 devices, and 1.7 million sensors, with 7,500 devices and 700,000 sensors in the first year following launch in KSA and 10,000 units and 1 million sensors in the second year. The purchase order is contingent on receipt of KSA registration.

“We believe the Middle East, and Saudi Arabia in particular, represents a significant opportunity for Nemaura and its partner TPMENA, given the high rates of Type II diabetes in the region,” said Nemaura CEO, Dr. Faz Chowdhury. “We have worked closely with TPMENA over the past year to get all language translations and packaging ready and are eager to launch our affordable and patient-friendly monitoring solution for diabetes in the region.”

Based in Dubai, TPMENA is a full-service distributor that markets premium international brands in the Middle East region and brings significant expertise in logistics, marketing, distribution, and sales. Founded in 2011, it has built a reputation as a reliable partner in growing brands across a number of categories. According to the International Diabetes Federation there were over 4.1 Million people with diabetes in Saudi Arabia alone in 2021, a number predicted to grow to 5.6 Million by 2030.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercialising noninvasive wearable diagnostic devices. The company is currently commercialising sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a noninvasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and prediabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines noninvasive glucose data processed using artificial intelligence and a digital healthcare subscription service that has been launched in the U.S. as a general wellness product as part of its BEAT® diabetes program that is currently undergoing pilot studies.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. There can be no assurance that the KSA will approve the registration for sugarBEAT® in Saudi Arabia.These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Jules Abraham

CORE IR

+1 917-885-7378

julesa@coreir.com